Exhibit 99.1

Infinity Pharmaceuticals Announces Termination of Merger Agreement with MEI Pharma

Eganelisib Remains Primary Value Driver for Infinity

Infinity to Explore Strategic Alternatives to Maximize Value for Stockholders

CAMBRIDGE, Mass.--(BUSINESS WIRE)—July 24, 2023-- Infinity Pharmaceuticals, Inc. (Nasdaq: INFI) (“Infinity”), a clinical-stage biotechnology company developing eganelisib, a potential first-in-class, oral, immuno-oncology macrophage reprogramming therapeutic, announced that it has terminated its previously announced merger agreement providing for the merger with MEI Pharma, Inc. (“MEI”).

At a special meeting of MEI stockholders on July 23, 2023, MEI did not obtain MEI stockholder approval for the merger with Infinity, nor could MEI obtain approval for an adjournment of the special meeting.  In the process of attempting to obtain approval for the merger, which the MEI board supported based on the value creation potential of the combined companies with eganelisib as the lead asset, MEI was forced to contend with an unsolicited public proposal to acquire MEI by certain activist stockholders who launched a public campaign to buy MEI at a significant discount to its cash on hand.

Infinity has continued to prepare for the initiation of a planned global Phase 2 clinical trial evaluating eganelisib in head and neck squamous cell carcinoma, and, following FDA feedback, the final protocol has been submitted to the FDA. Based on the strength of the eganelisib data generated across several tumor types to date, Infinity’s board of directors continues to believe in the value of eganelisib and will explore strategic alternatives intended to realize this potential value. Infinity’s board believes that eganelisib offers a near-term value creation opportunity and would be attractive to potential acquirers and intends to engage one or more strategic advisors to assist in the process. In an effort to conserve resources and preserve value for stockholders during this process, the company’s board and management team expect to undertake a series of cost saving measures.

Infinity provided a conditional notice of termination to MEI indicating that Infinity was terminating the merger agreement if MEI did not obtain stockholder approval of the issuance of MEI common stock in connection with the merger. As a result of the termination of the merger agreement, we believe Infinity is entitled to reimbursement of certain expenses and fees of $1,000,000 from MEI in accordance with the terms of the merger agreement. Infinity has the potential to receive an additional $4,000,000 termination fee from MEI under certain circumstances outlined in the joint proxy statement/prospectus relating to the merger.

About Infinity Pharmaceuticals

Infinity Pharmaceuticals, Inc. (Nasdaq: INFI) is a clinical-stage biotechnology company developing eganelisib (IPI-549), a potential first-in-class, oral, immuno-oncology macrophage reprogramming therapeutic which is designed to address a fundamental biologic mechanism of immune suppression in cancer in multiple clinical studies. For more information on Infinity, please refer to Infinity’s website at www.infi.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the potential of eganelisib; the company’s plans to explore strategic alternatives; and the company’s ability to execute on its strategic plans. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, substantial doubt exists about the company’s ability to continue as a going concern.  In addition, there can be no guarantee that eganelisib will successfully complete necessary preclinical and clinical development phases, that the company will be successful in establishing a strategic partnership to further the development of eganelisib or that any positive developments in Infinity’s product portfolio will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: Infinity’s ability to continue as a going concern; Infinity’s ability to successfully identify one or more strategic opportunities for eganelisib; the cost, timing and results of clinical trials and other development activities that may be delayed or disrupted by the COVID-19 pandemic or otherwise; the content and timing of decisions made by the FDA and other regulatory authorities; Infinity’s ability to obtain and maintain requisite regulatory approvals; unplanned cash requirements and expenditures; development of agents by Infinity’s competitors for diseases in which Infinity is currently developing or intends to develop eganelisib; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for eganelisib. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s annual report and quarterly reports filed with the Securities and Exchange Commission (SEC), and in other filings that Infinity makes with the SEC, available through the company’s website at www.infi.com. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity does not undertake and expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Infinity Contact
Melissa Hackel
Tel: 617-453-1117